EXHIBIT 10.22

COCA-COLA ENTERPRISES INC.

2004 STOCK APPRECIATION RIGHTS GRANT TO DIRECTORS

TO:	Marvin J. Herb

DATE:	February 2004

1. Grant of Stock Appreciation Rights. You are hereby awarded 7,500 stock appreciation rights (“2004 SARs”) by Coca-Cola Enterprises Inc. (“the Company”). Each of your 2004 SARs are equal to the excess of (i) the fair market value of a share of the Company’s common stock on the date the notice of exercise is received by the Company, over (ii) the exercise of $23.61, the fair market value of the Company’s stock on February 26, 2004, the “Grant Date.”

For purposes of this grant, “fair market value” of the Company’s stock is equal to the average of the high and low trading prices, on the applicable trading day or on the next proceeding trading day, if such date is not a trading day, as reported on the New York Stock Exchange Composite Transactions listing.

2. Vesting of SARs. One-third of your 2004 SARs becomes exercisable, or vests, on the first, second, and third anniversaries of the Grant Date.

3. Effects of Termination on Exercise of SARs. Any 2004 SARs that have not vested as of the date you terminate service as a director shall be forfeited unless your service terminates on account of your death, disability or at the completion of your term after attaining age 70. In the event of one of these circumstances occurring, any unvested 2004 SARs shall become vested.

4. Duration of SARs. Any vested 2004 SARs may be exercised at any time until February 26, 2014, ten years from the Grant Date, except as follows:

(a) In the event your service as a director terminates on account of your disability or at the completion of your term after attaining age 70, your right to exercise any vested 2004 SARs shall expire upon the earlier of five years from the date of such termination or February 26, 2014;

(b) In the event your service as a director terminates on account of your death, the right of the executor or administrator of your estate, or of a transferee by will or by laws of descent and distribution, your right to exercise any vested 2004 SARs shall terminate upon the earlier of one year from the date of your death or February 26, 2014.

(c) In the event your service as a director terminates on account of any reason other than those described in paragraphs a. and b., above, your right to exercise any vested 2004 SARs shall expire upon the earlier of one year from the date of such termination or February 26, 2014.

5. Exercise of SARs. You may exercise your 2004 SARs by giving written notice to the Office of the General Counsel, Coca-Cola Enterprises Inc., P.O. Box 723040, Atlanta, Ga 31139-0040, (Facsimile 770-989-3619.) Your exercise of the SARs specified in the written notice will be deemed accomplished as of the Company’s receipt of your written notice, and the proceeds of your award will be delivered to you within fifteen business days thereafter.